Exhibit 10.2
June 4, 2025
Mark Meltz
Electronic delivery
Re:    Offer of Employment by Lyell Immunopharma, Inc.
Dear Mark,
I am very pleased to confirm our offer to you of employment as General Counsel at Lyell Immunopharma, Inc. (the “Company”). The opportunity to work with you to build one of the world’s great companies whose goal is nothing less than to develop curative therapies for cancer is one I am thrilled to have and know that your contributions will help ensure that we will achieve our ambitions.
Your proposed start date is June 9, 2025, or such other date on which you actually start work as mutually agreed upon (the “Start Date”). You will be based out of the South San Francisco office.
As General Counsel, you will perform duties as are commensurate and consistent with your position. Your position will be officer level and you will be entitled to defense, indemnity and D&O insurance coverage to the same extent and at the same level as other officers in the Company. In your role as General Counsel, you will report to me. The terms of this offer letter (this “Offer Letter”) and the benefits currently provided by the Company are as follows:
1.Cash Compensation.
(1)Salary. As of the Start Date, your salary will be five hundred thousand dollars ($500,000) annually, less payroll deductions and withholdings. It will be paid on the Company’s regular payroll schedule and will be subject to annual review by the Company’s Board of Directors (the “Board”).
(2)Target Annual Bonus. In addition, you will be eligible to earn an annual incentive bonus targeted at up to fifty percent (50%) of your base salary for the fiscal year of the Company (which runs from January 1st to December 31st) during which you commence employment, based on the achievement of performance objectives to be determined by the Board in its sole discretion. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board or the Compensation Committee of the

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Board (the “Committee”). If your base salary changes during the fiscal year, any bonus earned will be calculated based on the number of days spent employed at each salary level. Any bonus for a fiscal year will be paid within 3 months after the close of that fiscal year, and subject to the terms and conditions set forth herein you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you without Good Reason or by the Company for Cause (each term as defined herein) prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. The determinations of the Board with respect to your bonus will be final and binding.
(3)Sign-on Bonus. The Company will pay you sign-on bonus amounts totaling two hundred fifty thousand dollars ($250,000), less applicable tax and other withholding, based on the following schedule: (i) 40% ($100,000) of the total sign-on bonus amounts (the “First Sign-on Bonus”) will be paid within thirty (30) days of the Start Date. You will earn 100% of the First Sign-on Bonus if you remain continuously employed with the Company through the first anniversary of the Start Date other than due to your resignation of your employment with the Company for Good Reason or the Company’s termination of your employment with the Company without Cause; and (ii) 60% ($150,000) of the total sign-on bonus amounts (the “Second Sign-on Bonus” and together with the First Sign-on Bonus, the “Sign-on Bonuses”) within thirty (30) days of the one-year anniversary of the Start Date. You will earn 100% of the Second Sign-on Bonus if you remain continuously employed with the Company through the second anniversary of the Start Date other than due to your resignation of your employment with the Company for Good Reason or the Company’s termination of your employment with the Company without Cause.

If you resign your employment with the Company (except for Good Reason) or the Company terminates your employment with Cause, you agree to repay, within thirty (30) days of your last day of employment with the Company, any unearned portion of the Sign-on Bonuses paid to you by the Company in advance of becoming earned.

If you resign your employment with the Company for Good Reason or the Company terminates your employment without Cause, any unearned portion of the Sign-on Bonuses paid to you by the Company shall be deemed earned and not subject to repayment by you.
2.Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its senior executives from time to time pursuant to the terms of those plans.
3.Equity. We will recommend to the Board of Directors of the Company that you be granted an option to purchase up to 100,000 shares of Common Stock of the Company (the “Option”). If approved, the Option will be granted under the Company’s 2021 Equity Incentive Plan, as amended (the “Plan”) and associated form of stock option agreement and the Option will have an exercise price equal to the fair market value of the Company’s Common Stock as of the Start Date, as determined by the Board. The Option will be subject to the terms and conditions of the Plan and your grant agreement. The Option will vest at the rate of twenty five percent (25%) of the shares at the end of the one-year anniversary of the Start Date, and an additional 1/48th of the total shares subject to the Option per month thereafter, so long as you remain employed by the Company. If approved, the Option will be granted on the Start Date, and the vesting commencement date for the Option will be the Start Date, unless the Board or Committee determines otherwise. Further details on the Plan and any specific grant to you will be provided upon approval of such grant by the Board or Committee, and to the extent there is any conflict between the language in this Offer Letter and the applicable grant agreement, the grant agreement will govern.
4.Severance Plan. As General Counsel, you will participate in the Lyell Immunopharma, Inc. Officer Severance Plan, as amended (the “Severance Plan”) in accordance with its terms as a Tier I Employee (as defined in the Severance Plan), and on or before the Start Date the Severance Plan will be amended to the extent necessary to provide for such participation. Notwithstanding your participation in the Severance Plan, the terms and definitions in this Offer Letter related to severance and/or accelerated vesting benefits shall supersede (without duplication) the corresponding terms and definitions provided in the Severance Plan.
In the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined herein) the Company will pay you a lump-sum payment equal to the sum of (i) twelve (12) months of your base salary and (ii) 1 times your annual bonus paid at target level (the “Cash Severance Payments”). In addition, provided that you are eligible for and timely elect group health plan continuation coverage under COBRA, the Company will pay the premiums for you and your dependents to continue group medical, vision and dental coverage under COBRA directly to the insurer or COBRA administrator, as applicable, consistent with terms set forth in the Severance Plan.

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In addition, if either (a) in a Change in Control (as defined in the Severance Plan) your then outstanding equity awards are not assumed, substituted or replaced with awards of similar or equal value or (b) your employment is terminated by the Company without Cause or by you for Good Reason during the period beginning on the date that is three (3) months prior to the effective date of a Change in Control and ending on the date that is the one (1)-year anniversary of the effective date of such Change in Control, then 100% of any then outstanding equity awards shall become fully vested.
“Cause” means (a) you are indicted for, convicted of, or plead guilty or nolo contendre to a felony or crime involving moral turpitude; (b) you engage in conduct that constitutes willful gross negligence or willful misconduct in carrying out your duties; (c) you breach any covenant or any material provision of any agreement with the Company, including, among other things, a willful and material breach of written Company policy; (d) you materially violate a federal law or state law that the Board reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or (e) you commit an act of fraud or dishonesty in the performance of your job duties; provided, however, in the case of (b) or (c) above, if any such conduct or breach is curable, you fail to cure such conduct or breach to the reasonable satisfaction of the Board within fifteen (15) days following the date the Company delivers written notice of such conduct or breach to you.
“Good Reason” means that without your express, written consent, (a) you have incurred a material reduction in authority, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the your authority, title, duties or responsibilities immediately prior to the Change in Control); (b) you have suffered a material breach of this Agreement or any other material agreement by the Company or a successor employer; (c) you have been required to relocate or travel more than thirty-five (35) miles from your then current place of employment in order to continue to perform the duties and responsibilities of the your position (not including customary travel as may be required by the nature of your position); or (d) you have been directed by the Board to knowingly and intentionally violate any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by you will not be for Good Reason unless (1) you notify the Company in writing within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) you actually terminate employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If you terminate employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the termination will not be considered to be for Good Reason.
In order to receive the Cash Severance Benefits or the equity acceleration described in Section 4, you must first execute a release in favor of the Company in substantially the same form as set forth in the Severance Plan and the Release must become effective and irrevocable within sixty (60) days following your termination date.
5.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any additional confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you otherwise agree to not engage in any other employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
6.No Breach of Obligations to Prior Employers. You represent that your employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
7.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and duly-authorized member of the Board (other than yourself).
8.Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute

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through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
9.Choice of Law. All questions concerning the construction, validity and interpretation of this Offer Letter will be governed by the laws of the State of California.
10.Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
11.Entire Agreement. This Offer Letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter as of the Start Date. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
12.Acceptance. If you decide to accept the terms of this Offer Letter, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company.
Very truly yours,
/s/ Lynn Seely
President & CEO
I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
/s/ Mark Meltz        Date signed: __6/4/2025__________
Mark Meltz

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